AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

COMMERCESOUTH, INC.

AND

BANCTRUST FINANCIAL GROUP, INC.

Dated as of

July 23, 2003

TABLE OF CONTENTS

Page

AGREEMENT AND PLAN OF MERGER		1
Preamble		1
DEFINITIONS		1
ARTICLE ONE		9
TRANSACTIONS AND TERMS OF MERGER		9
1.1	Merger	9
1.2	Time and Place of Closing	9
1.3	Effective Time	9
ARTICLE TWO		10
TERMS OF MERGER		10
2.1	Articles of Incorporation	10
2.2	Bylaws	10
2.3	Directors and Officers	10
ARTICLE THREE		10
MANNER OF CONVERTING SHARES		10
3.1	Conversion of Shares	10
3.2	Anti-Dilution Provisions	11
3.3	Shares Held by CommerceSouth or BancTrust	12
3.4	Dissenting Shareholders	12
3.5	Fractional Shares	12
ARTICLE FOUR		13
EXCHANGE OF SHARES		13
4.1	Exchange Procedures	13
4.2	Rights of Former CommerceSouth Shareholders	13
ARTICLE FIVE		14
REPRESENTATIONS AND WARRANTIES OF COMMERCESOUTH		14
5.1	Organization, Standing, and Power	14
5.2	Authority; No Breach By Agreement	14
5.3	Capital Stock	15
5.4	CommerceSouth Subsidiaries	15
5.5	Financial Statements	16
5.6	Absence of Undisclosed Liabilities	17
5.7	Absence of Certain Changes or Events	17
5.8	Tax Matters	17
5.9	Allowance for Possible Loan Losses	18
5.10	Assets	18
5.11	Environmental Matters	18
5.12	Compliance with Laws	19
5.13	Labor Relations	20
5.14	Employee Benefit Plans	20
5.15	Material Contracts	22
5.16	Legal Proceedings	23
5.17	Statements True and Correct	23
5.18	Tax and Regulatory Matters	23
5.19	Charter Provisions	24
5.20	State Takeover Laws	24
5.21	Disclosure Memorandum	24
5.22	Reports	24
ARTICLE SIX		24
REPRESENTATIONS AND WARRANTIES OF BANCTRUST		24
6.1	Organization, Standing, and Power	25
6.2	Authority; No Breach By Agreement	25
6.3	Reports	26
6.4	Capital Stock	26
6.5	Financial Statements.	26
6.6	Absence of Undisclosed Liabilities.	27
6.7	Absence of Material Adverse Change	27
6.8	Subsidiaries.	27
6.9	Legal Proceedings.	27
6.10	Statements True and Correct.	28
6.11	Environmental Matters.	28
6.12	Tax and Regulatory Matters	29
6.13	Form S-4	29
6.14	Defined Benefit Plan Funding	29
6.15	Tax Matters	29
6.16	Assets	30
6.17	Compliance with Laws	31
ARTICLE SEVEN		31
CONDUCT OF BUSINESS PENDING CONSUMMATION		31
7.1	Covenants of Both Parties	31
7.2	Negative Covenants of CommerceSouth	31
7.3	Covenants of BancTrust	33
7.4	Adverse Changes in Condition	34
7.5	Reports	34
ARTICLE EIGHT		34
ADDITIONAL AGREEMENTS		34
8.1	Registration Statement; Proxy Statement; Shareholder Approval; Indemnification	34
8.2	Exchange Listing	35
8.3	Applications	35
8.4	Filings with State Offices	35
8.5	Agreement as to Efforts to Consummate	35
8.6	Investigation and Confidentiality	36
8.7	Press Releases	36
8.8	Certain Actions	36
8.9	Tax Treatment	37
8.10	State Takeover Laws	37
8.11	Charter Provisions	37
8.12	Agreement of Affiliates	38
8.13	Compensation and Employee Benefits	38
8.14	Indemnification	40
ARTICLE NINE		41
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		41
9.1	Conditions to Obligations of Each Party	41
9.2	Conditions to Obligations of BancTrust	43
9.3	Conditions to Obligations of CommerceSouth	44
ARTICLE TEN		45
TERMINATION		45
10.1	Termination	45
10.2	Effect of Termination	46
10.3	Termination of Representations and Covenants.	46
10.4	Termination Fee.	46
ARTICLE ELEVEN		47
MISCELLANEOUS		47
11.1	Expenses	47
11.2	Brokers and Finders	47
11.3	Entire Agreement	47
11.4	Amendments	47
11.5	Waivers	47
11.6	Assignment	48
11.7	Notices	48
11.8	Governing Law	49
11.9	Counterparts	49
11.10	Captions	49
11.11	Interpretations	49
11.12	Intentionally Omitted	50
11.13	Severability	50
11.14	Attorneys' Fees	50

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 23, 2003 by and between COMMERCESOUTH, INC. ("CommerceSouth"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Eufaula, Alabama, and BANCTRUST FINANCIAL GROUP, INC. (A BancTrust"), a corporation organized and existing under the laws of the State of Alabama, with its principal office located in Mobile, Alabama.

Preamble

The Boards of Directors of CommerceSouth and BancTrust are of the opinion that the transactions described herein are in the best interests of the Parties and their respective shareholders. This Agreement provides for the merger of CommerceSouth with and into BancTrust. At the effective time of such merger, the outstanding shares of the capital stock of CommerceSouth shall be converted into the right to receive cash and shares of the common stock of BancTrust (except as provided herein). As a result, shareholders of CommerceSouth shall become shareholders of BancTrust and the subsidiaries of CommerceSouth shall continue to conduct their respective businesses and operations as subsidiaries of BancTrust. The transactions described in this Agreement are subject to the approvals of the shareholders of CommerceSouth and BancTrust, the Board of Governors of the Federal Reserve System and certain state regulatory authorities, and to the satisfaction of certain other conditions described in this Agreement. It is the intention of the Parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

As a condition and inducement to BancTrust= s willingness to enter into this Agreement, each of CommerceSouth= s directors is executing and delivering to BancTrust an agreement in substantially the form of Exhibit 1 (a A Support Agreement@ ).

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the Parties agree as follows:

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

"ABCA" shall mean the Alabama Business Corporation Act.

"Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

"Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

"Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference. References to "the date of this Agreement," "the date hereof" and words of similar import shall refer to the date this Agreement was first executed, July 23, 2003.

"Allowance" shall have the meaning provided in Section 5.9 of this Agreement.

"Articles of Merger" shall mean the Articles of Merger to be executed by BancTrust and filed with the Secretary of State of the State of Alabama relating to the Merger as contemplated by Section 1.1 of this Agreement.

"Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

"BancTrust Common Stock" shall mean the $.01 par value common stock of BancTrust.

"BancTrust Companies" shall mean, collectively, BancTrust and all BancTrust Subsidiaries.

"BancTrust Disclosure Memorandum" shall mean the written information entitled A BancTrust Disclosure Memorandum@ delivered prior to the date of this Agreement to CommerceSouth describing in reasonable detail the matters contained therein.

"BancTrust Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules) of BancTrust as of March 31, 2003 (unaudited) and December 31, 2002 (audited), and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules) for the three (3) months ended March 31, 2003 (unaudited) and the year ended December 31, 2002 (audited), as delivered by BancTrust to CommerceSouth, and (ii) the consolidated balance sheets of BancTrust (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) delivered by BancTrust to CommerceSouth with respect to periods ended subsequent to March 31, 2003.

"BancTrust Subsidiaries" shall mean the Subsidiaries of BancTrust and any corporation, bank, savings association, or other organization acquired as a Subsidiary of BancTrust in the future and owned by BancTrust at the Effective Time.

"BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

"Certificate of Merger" shall mean the Certificate of Merger to be executed by the Surviving Corporation and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1 of this Agreement.

"Closing" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

"CommerceSouth Benefit Plans" shall have the meaning set forth in Section 5.14 of this Agreement.

"CommerceSouth Common Stock" shall mean the $1.00 par value common stock of CommerceSouth.

"CommerceSouth Companies" shall mean, collectively, CommerceSouth and all CommerceSouth Subsidiaries.

A CommerceSouth Disclosure Memorandum@ shall mean the written information entitled A CommerceSouth Disclosure Memorandum@ delivered prior to the date of this Agreement to BancTrust describing in reasonable detail the matters contained therein.

"CommerceSouth Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules) of CommerceSouth as of March 31, 2003 (unaudited) and December 31, 2002 (audited), and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules) for the three (3) months ended March 31, 2003 (unaudited) and the year ended December 31, 2002 (audited), as delivered by CommerceSouth to BancTrust, and (ii) the consolidated balance sheets of CommerceSouth (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) delivered by CommerceSouth to BancTrust with respect to periods ended subsequent to March 31, 2003.

"CommerceSouth Representatives" shall have the meaning set forth in Section 8.8(a) of this Agreement.

"CommerceSouth Subsidiaries" shall mean the Subsidiaries of CommerceSouth, which shall include the CommerceSouth Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of CommerceSouth in the future and owned by CommerceSouth at the Effective Time.

"Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

"Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

"Creditor= s Laws" shall have the meaning provided in Section 5.2(a) of this Agreement.

"DGCL" shall mean the Delaware General Corporation Law.

"Default" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

"Effective Time" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

"Environmental Laws" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

A Equitable Discretion@ shall have the meaning provided in Section 5.2(a) of this Agreement.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall have the meaning provided in Section 5.14 of this Agreement.

"ERISA Plan" shall have the meaning provided in Section 5.14 of this Agreement.

"Exchange Agent" shall have the meaning provided in Section 4.1 of this Agreement.

"Exchange Ratio" shall have the meaning given such term in Section 3.1 hereof.

"Exhibits" 1 through 5, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

"GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

"Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products or oil (and specifically shall include asbestos requiring abatement, removal or encapsulation pursuant to requirements of governmental authorities and any polychlorinated biphenyls).

"Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

"Knowledge" as used with respect to a Person shall mean the actual Knowledge of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, if any, any Assistant or Deputy General Counsel, if any, or any Senior or Executive Vice President of such Person.

"Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

"Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

"Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

"Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

"Loan Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

"Market Price," when used with reference to BancTrust Common Stock, shall mean the per share average Market Value during the Valuation Period.

"Market Value," when used with reference to BancTrust Common Stock, shall mean the per share average of the closing bid and closing ask price as reported by Nasdaq, adjusted for the effect of any stock split, stock dividend or other similar recapitalization between the date hereof and the Effective Time.

"Material" and derivations thereof for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine Materiality in that instance.

"Material Adverse Effect" on a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of (w) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (y) changes resulting from changes in interest rates and/or general economic conditions, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties (including without limitation, the payment of any fees or costs in connection with this Agreement and the transactions contemplated hereby).

"Merger" shall mean the merger of CommerceSouth with and into BancTrust referred to in Section 1.1 of this Agreement.

"NASD" shall mean the National Association of Securities Dealers, Inc.

"Nasdaq" shall mean the Nasdaq Stock Market, Inc.

"1933 Act" shall mean the Securities Act of 1933, as amended.

"1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

"Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

"Participation Facility" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

"Party" shall mean either CommerceSouth or BancTrust, and "Parties" shall mean both CommerceSouth and BancTrust.

"Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

"Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

"Previously Disclosed" shall mean information delivered in the CommerceSouth Disclosure Memorandum or the BancTrust Disclosure Memorandum, as applicable.

"Proxy Statement" shall mean the joint proxy statement used by each of CommerceSouth and BancTrust to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus used by BancTrust in connection with the issuance of BancTrust Common Stock to holders of CommerceSouth Common Stock and which shall be filed with the SEC as part of the Registration Statement.

"Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by BancTrust under the 1933 Act in connection with the transactions contemplated by this Agreement.

"Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

"SEC" shall mean the United States Securities and Exchange Commission.

"SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

"Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

"Shareholders= Meetings" shall mean the respective meetings of the shareholders of BancTrust and CommerceSouth to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

"Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

"Surviving Corporation" shall mean BancTrust as the surviving corporation resulting from the Merger.

"Takeover Laws" shall have the meaning provided in Section 5.20.

"Taxes" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

"Trading Day" shall mean a day on which the Small Cap Market of Nasdaq is open for trading activities.

"Valuation Period" shall mean the period of twenty (20) consecutive Trading Days ending on the Trading Day preceding by two Trading Days the Effective Time.

ARTICLE ONE

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, CommerceSouth shall be merged with and into BancTrust in accordance with the provisions of Article 11 of the ABCA and Section 252 of the DGCL and with the effect provided in Section 11.06 of the ABCA and Sections 259 and 261 of the DGCL (the "Merger"). BancTrust shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Alabama. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of CommerceSouth and BancTrust.

1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The place of Closing shall be at the offices of Hand Arendall, L.L.C., Mobile, Alabama, or such other place as may be mutually agreed upon by the Parties.

1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger become effective with the Secretary of State of the State of Alabama and the Certificate of Merger becomes effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur as soon as practicable after the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of CommerceSouth and BancTrust approve this Agreement to the extent such approval is required by applicable Law, or such later date within thirty (30) days thereof as may be specified by BancTrust.

ARTICLE TWO

TERMS OF MERGER

2.1 Articles of Incorporation. The Articles of Incorporation of BancTrust in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation immediately following the Effective Time until otherwise amended or repealed.

2.2 Bylaws. The Bylaws of BancTrust in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time until otherwise amended or repealed.

2.3 Directors and Officers. The directors of BancTrust in office immediately prior to the Effective Time, together with five current directors of CommerceSouth to be mutually selected by CommerceSouth and BancTrust and named in the Proxy Statement (subject to the receipt of the consent of any individual to be so named), shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. BancTrust's current intention is to significantly reduce the size of its Board of Directors over the next twenty-four (24) months; however, BancTrust agrees that such reduction would not reduce the number of current CommerceSouth directors serving on BancTrust's Board below four (4) during the twenty-four (24) month period following the Merger. Following the Merger, the directors of the Surviving Corporation shall select at least one current director of CommerceSouth who is elected to serve on the Surviving Corporation's Board to serve on the executive committee of the Surviving Corporation's Board. The officers of BancTrust in office immediately prior to the Effective Time, together with Pete Knowles, who shall be appointed to serve as CEO, or its equivalent, of the Surviving Corporation's Florida banks promptly after the Effective Time, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

ARTICLE THREE

MANNER OF CONVERTING SHARES

3.1 Conversion of Shares. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

(a) Each share of BancTrust Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Each share of CommerceSouth Common Stock (excluding shares described in Section 3.1(c), shares to be canceled pursuant to Section 3.3 of this Agreement and shares held by shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for $12.75 in cash and the right to receive the number of shares (rounded to the nearest hundredth of a share) of BancTrust Common Stock having a Market Price equal to $12.75 (the A Exchange Ratio@ ); provided that, if the Market Price of BancTrust Common Stock is greater than $17.00 or less than $14.00, the Exchange Ratio shall be determined as follows:

(i) If the Market Price of BancTrust Common Stock is below $14.00, the Exchange Ratio will be .9017 shares of BancTrust Common Stock for each share of CommerceSouth Common Stock.

(ii) If the Market Price of BancTrust Common Stock is above $17.00, the Exchange Ratio will be .7500 shares of BancTrust Common Stock for each share of CommerceSouth Common Stock.

(iii) If the Market Price of BancTrust Common Stock is less than $13.00 or more than $18.00, then the Parties shall have the right to renegotiate the Exchange Ratio, and, if either Party exercises its right of renegotiation under this Section 3.1(b)(iii) and the Parties are unable to agree on an alternative Exchange Ratio within thirty (30) days of notice of the exercise of this right, either Party shall have the right to terminate this Agreement.

(c) Four (4) executives of CommerceSouth (the "NQO Shareholders"), who are all listed in the CommerceSouth Disclosure Memorandum and have executed an Agreement With Respect to Option Stock (the "Option Stock Agreement") in the form attached hereto as Exhibit 2, hold nonqualified options to purchase 199,500 shares of CommerceSouth Common Stock, which options were issued pursuant to CommerceSouth's 1994 Stock Option Plan. Each share of CommerceSouth Common Stock resulting from the exercise of said options and owned by the NQO Shareholder who exercised the related option at the Effective Time (the "NQO Shares") shall be converted into and exchanged for an amount of cash per share equal to $12.75 plus cash equal to the product of the Exchange Ratio times the Market Price of a share of BancTrust Common Stock. This Section 3.1(c) shall not apply to any shares of CommerceSouth Common Stock other than the NQO Shares, even if such shares are owned by an NQO Shareholder.

3.2 Anti-Dilution Provisions. If CommerceSouth changes the number of shares of CommerceSouth Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the Effective Date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall, to the extent necessary, be proportionately adjusted. If BancTrust changes the number of shares of BancTrust Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the Effective Date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall, to the extent necessary, be proportionately adjusted.

3.3 Shares Held by CommerceSouth or BancTrust. Each of the shares of CommerceSouth Common Stock held by any CommerceSouth Company or by any BancTrust Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

3.4 Dissenting Shareholders. Any holder of shares of CommerceSouth Common Stock or BancTrust Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Section 262 of the DGCL or Article 13 of the ABCA, as applicable, shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the DGCL or ABCA, as applicable, and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. If after the Effective Time a dissenting shareholder of CommerceSouth fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of CommerceSouth Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of CommerceSouth Common Stock held by such holder.

3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of CommerceSouth Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of BancTrust Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of BancTrust Common Stock multiplied by the Market Price of one share of BancTrust Common Stock. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

ARTICLE FOUR

EXCHANGE OF SHARES

4.1 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the exchange agent selected by it (the "Exchange Agent") to mail to the former shareholders of CommerceSouth appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of CommerceSouth Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of CommerceSouth Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of the shares of BancTrust Common Stock received (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of CommerceSouth Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of BancTrust Common Stock to which such holder may be otherwise entitled (without interest). The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of CommerceSouth Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of CommerceSouth Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of CommerceSouth Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of CommerceSouth Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2 Rights of Former CommerceSouth Shareholders. At the Effective Time, the stock transfer books of CommerceSouth shall be closed as to holders of CommerceSouth Common Stock immediately prior to the Effective Time and no transfer of CommerceSouth Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of CommerceSouth Common Stock (A CommerceSouth Certificate@ ), other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of CommerceSouth shall be entitled to vote after the Effective Time at any meeting of Surviving Corporation shareholders the number of whole shares of BancTrust Common Stock into which their respective shares of CommerceSouth Common Stock are converted, regardless of whether such holders have exchanged their CommerceSouth Certificates for certificates representing BancTrust Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Surviving Corporation on the BancTrust Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any CommerceSouth Certificate at or after six (6) months after the Effective Time (the A Cutoff@ ) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of BancTrust Common Stock, which dividend or other distribution is attributable to such person= s BancTrust Common Stock represented by said CommerceSouth Certificate held after the Cutoff, until such person surrenders said CommerceSouth Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such CommerceSouth Certificate, both the BancTrust Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments to be paid as consideration under Section 3.1(b) or for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such CommerceSouth Certificate.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES OF COMMERCESOUTH

CommerceSouth hereby represents and warrants to BancTrust as follows:

5.1 Organization, Standing, and Power. CommerceSouth is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. CommerceSouth is duly qualified or licensed to transact business as a foreign corporation in good standing in Alabama and in the other States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed and in which the failure to be so qualified or licensed would be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on CommerceSouth. CommerceSouth has delivered to BancTrust complete and correct copies of its Certificate of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

5.2 Authority; No Breach By Agreement.

(a) CommerceSouth has the corporate power and authority necessary to execute, deliver and, subject to Article Nine hereof, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CommerceSouth, subject to the approval of this Agreement by the holders of CommerceSouth Common Stock in accordance with the DGCL. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of CommerceSouth, enforceable against CommerceSouth in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally (A Creditor= s Laws@ ) and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (A Equitable Discretion@ )).

(b) Neither the execution and delivery of this Agreement by CommerceSouth, nor the consummation by CommerceSouth of the transactions contemplated hereby, nor compliance by CommerceSouth with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CommerceSouth's Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CommerceSouth Company under, any Contract or Permit of any CommerceSouth Company, where any failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CommerceSouth, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any CommerceSouth Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CommerceSouth of the Merger and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of CommerceSouth consists only of 5,000,000 shares of voting common stock, par value $1.00, and 50,000 shares of preferred stock, par value $.10, of which 2,641,293 shares of voting common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. All of the issued and outstanding shares of capital stock of CommerceSouth are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of CommerceSouth has been issued in violation of any preemptive rights of the current or past shareholders of CommerceSouth.

(b) There are no other shares of capital stock or other equity securities of CommerceSouth outstanding and, except as Previously Disclosed, no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of CommerceSouth or contracts, commitments, understandings, or arrangements by which CommerceSouth is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

5.4 CommerceSouth Subsidiaries. CommerceSouth has Previously Disclosed all of the CommerceSouth Subsidiaries as of the date of this Agreement. Except as Previously Disclosed, CommerceSouth or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each CommerceSouth Subsidiary. No equity securities of any CommerceSouth Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any CommerceSouth Subsidiary is bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any CommerceSouth Company is or may be bound to transfer any shares of the capital stock of any CommerceSouth Subsidiary. There are no Contracts relating to the rights of any CommerceSouth Company to vote or to dispose of any shares of the capital stock of any CommerceSouth Subsidiary. All of the shares of capital stock of each CommerceSouth Subsidiary held by a CommerceSouth Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the CommerceSouth Company free and clear of any Lien, except that 175,000 shares of the common stock of CommerceSouth Bank, Florida and 1,000 shares of the common stock of CommerceSouth Bank, Alabama are pledged to SunTrust to secure a line of credit, which currently has no outstanding balance. Each CommerceSouth Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each CommerceSouth Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed and in which the failure to be so qualified or licensed would be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on CommerceSouth. Each CommerceSouth Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder; and the businesses of any non-bank subsidiaries of CommerceSouth are permitted to subsidiaries of registered bank holding companies.

5.5 Financial Statements. CommerceSouth has delivered or made available to BancTrust prior to the execution of this Agreement copies of all CommerceSouth Financial Statements for periods ended March 31, 2003 and December 31, 2002 and will deliver or make available to BancTrust copies of all CommerceSouth Financial Statements prepared subsequent to the date hereof. The CommerceSouth Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the CommerceSouth Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the CommerceSouth Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the CommerceSouth Companies for the periods indicated, all in accordance with GAAP. The foregoing representations, insofar as they relate to the unaudited interim financial statements of CommerceSouth for the three months ended March 31, 2003 and subsequent unaudited interim financial statements, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

5.6 Absence of Undisclosed Liabilities. No CommerceSouth Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CommerceSouth, except Liabilities which have been Previously Disclosed or are accrued or reserved against in the consolidated balance sheets of CommerceSouth as of March 31, 2003, included in the CommerceSouth Financial Statements or reflected in the notes thereto. No CommerceSouth Company has incurred or paid any Liability since March 31, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CommerceSouth.

5.7 Absence of Certain Changes or Events. Since March 31, 2003, except as disclosed in the CommerceSouth Financial Statements or as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have had, individually or in the aggregate, a Material Adverse Effect on CommerceSouth, and (ii) the CommerceSouth Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of CommerceSouth provided in Article Seven of this Agreement.

5.8 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the CommerceSouth Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2002, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time. All Tax returns filed are complete and accurate in all Material respects. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the CommerceSouth Financial Statements delivered prior to the date of this Agreement or as Previously Disclosed. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the CommerceSouth Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the CommerceSouth Companies for the period or periods through and including the date of the respective CommerceSouth Financial Statements has been made and is reflected on such CommerceSouth Financial Statements.

(d) Deferred Taxes of the CommerceSouth Companies have been provided for in accordance with GAAP.

(e) CommerceSouth is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with applicable information reporting and Tax Withholding Requirements under federal, state and local Tax Laws in all Material respects, and such records identify the accounts subject to backup withholding under ' 3406 of the Internal Revenue Code.

(f) None of the CommerceSouth Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

5.9 Allowance for Possible Loan Losses. The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of CommerceSouth included in the most recent CommerceSouth Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of CommerceSouth included in the CommerceSouth Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to reasonably anticipated risk inherent in the loan and lease portfolios (including accrued interest receivables) of the CommerceSouth Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the CommerceSouth Companies as of the dates thereof.

5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the CommerceSouth Financial Statements, the CommerceSouth Companies have good and indefeasible title, free and clear of all Liens, to all of their respective Assets that are Material to the business of the CommerceSouth Companies. All tangible properties used in the businesses of the CommerceSouth Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with CommerceSouth's past practices. All Assets which are Material to CommerceSouth's business on a consolidated basis, held under leases or subleases by any of the CommerceSouth Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by Creditor= s Laws and Equitable Discretion), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the CommerceSouth Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the CommerceSouth Companies is a named insured are reasonably sufficient. The Assets of the CommerceSouth Companies include all assets required to operate the business of the CommerceSouth Companies as presently conducted.

5.11 Environmental Matters.

(a) Each CommerceSouth Company, its Participation Facilities, and, to its knowledge, its Loan Properties are, and have been, in compliance with all Environmental Laws, except where instances of noncompliance, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on CommerceSouth.

(b) There is, to CommerceSouth= s Knowledge, no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any CommerceSouth Company or any of its Participation Facilities has been or, to its Knowledge with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by any CommerceSouth Company or any of its Participation Facilities.

(c) There is, to CommerceSouth= s Knowledge, no Litigation pending or threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or CommerceSouth in respect of such Loan Property) has been or may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a Loan Property.

(d) To the Knowledge of CommerceSouth, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c).

(e) Except as Previously Disclosed, during the period of (i) any CommerceSouth Company's ownership or operation of any of their respective current properties, (ii) any CommerceSouth Company's participation in the management of any Participation Facility, or (iii) any CommerceSouth Company's holding of a security interest in a Loan Property, there have been, to CommerceSouth's Knowledge with respect to (ii) and (iii), no releases of Hazardous Material in, on, under or affecting such properties. Except as Previously Disclosed, prior to the period of (i) any CommerceSouth Company's ownership or operation of any of their respective current properties, (ii) any CommerceSouth Company's participation in the management of any Participation Facility, or (iii) any CommerceSouth Company's holding of a security interest in a Loan Property, to the Knowledge of CommerceSouth, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property.

5.12 Compliance with Laws. CommerceSouth is duly registered as a bank holding company under the BHC Act. Each CommerceSouth Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as Previously Disclosed, none of the CommerceSouth Companies:

(a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business which would be likely to have, individually or in the aggregate, a Material Adverse Effect on CommerceSouth; or

(b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CommerceSouth Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (ii) threatening to revoke any Permits or (iii) requiring any CommerceSouth Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

5.13 Labor Relations. No CommerceSouth Company is the subject of any Litigation asserting that it or any other CommerceSouth Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other CommerceSouth Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any CommerceSouth Company, pending or threatened, or to its Knowledge, is there any activity involving any CommerceSouth Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.14 Employee Benefit Plans.

(a) CommerceSouth has delivered or made available to BancTrust prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any CommerceSouth Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "CommerceSouth Benefit Plans"). Any of the CommerceSouth Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "CommerceSouth ERISA Plan." Each CommerceSouth ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "CommerceSouth Pension Plan." Neither CommerceSouth nor any CommerceSouth Company has an A obligation to contribute@ (as defined in ERISA Section 4212) to a A multiemployer plan@ (as defined in Sections 4001(a)(3) and 3(37)(A) of ERISA).

(b) CommerceSouth has delivered or made available to BancTrust prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for the CommerceSouth Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such CommerceSouth Benefit Plans or amendments, all determination letters, material rulings, material opinion letters, material information letters or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation, (iii) annual reports or returns, audited or unaudited financial statements, actuarial evaluations and reports, and summary annual reports prepared for any CommerceSouth Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any material modifications thereto.

(c) All CommerceSouth Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CommerceSouth. Each CommerceSouth ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service or is within the remedial amendment period set forth in Section 401(b) of the Internal Revenue Code for receipt thereof, and CommerceSouth is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Without limiting the generality of the foregoing, CommerceSouth has amended or will timely amend within the prescribed remedial amendment period for same if such remedial amendment period ends prior to the Effective Time, each CommerceSouth ERISA Plan requiring amendment to comply with The Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, and the IRS Restructuring and Reform Act of 1998 (collectively known as "GUST"), the Community Renewal Tax Relief Act, and the Economic Growth and Tax Relief Act of 2001 ("EGTTRA"). No CommerceSouth Company has engaged in a transaction with respect to any CommerceSouth Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any CommerceSouth Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CommerceSouth.

(d) No CommerceSouth Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any CommerceSouth Pension Plan, (ii) no change in the actuarial assumptions with respect to any CommerceSouth Pension Plan, and (iii) no increase in benefits under any CommerceSouth Pension Plan as a result of plan amendments or changes in applicable Law. Neither any CommerceSouth Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any CommerceSouth Company, or the single-employer plan of any entity which is considered one employer with CommerceSouth under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on CommerceSouth. No CommerceSouth Company has provided, or is required to provide, security to a CommerceSouth Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) CommerceSouth does not participate currently nor has it ever participated in a multiemployer plan under the Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate). No Material Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any CommerceSouth Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No CommerceSouth Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any CommerceSouth Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(f) Except as Previously Disclosed, (i) no CommerceSouth Company has any obligations for retiree health and life benefits under any of the CommerceSouth Benefit Plans except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 and (ii) there are no restrictions on the rights of such CommerceSouth Company to amend or terminate any such Plan without incurring any Liability thereunder.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any CommerceSouth Company from any CommerceSouth Company under any CommerceSouth Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CommerceSouth Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, except for accelerated vesting of certain stock options under outstanding stock option agreements.

5.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the CommerceSouth Financial Statements, none of the CommerceSouth Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract with any Person, (ii) any Contract relating to the borrowing of money by any CommerceSouth Company or the guarantee by any CommerceSouth Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among CommerceSouth Companies; and (iv) any other Contract or amendment thereto that requires any CommerceSouth Company to make payments aggregating $10,000 or more in any 12-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "CommerceSouth Contracts"). None of the CommerceSouth Companies is in Default under any CommerceSouth Contract. All of the indebtedness of any CommerceSouth Company for money borrowed is prepayable at any time by such CommerceSouth Company without penalty or premium.

5.16 Legal Proceedings. Except as Previously Disclosed, there is no Litigation instituted or pending, or, to the Knowledge of CommerceSouth, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CommerceSouth Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CommerceSouth, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CommerceSouth Company that are reasonably likely to have, individually or in the aggregate, a material Adverse Effect on CommerceSouth.

5.17 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished for inclusion in the Proxy Statement by any CommerceSouth Company or any Affiliate thereof to BancTrust pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CommerceSouth Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by BancTrust with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CommerceSouth Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to CommerceSouth= s shareholders and BancTrust's shareholders in connection with the Shareholders= Meetings, and any other documents to be filed by a CommerceSouth Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of CommerceSouth, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment or supplement thereto, at the time of the Shareholders= Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders= Meetings. All documents that any CommerceSouth Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

5.18 Tax and Regulatory Matters. CommerceSouth has not, and to CommerceSouth= s Knowledge, no CommerceSouth Company or any Affiliate thereof has taken any action, and CommerceSouth has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

5.19 Charter Provisions. Each CommerceSouth Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles or Certificate of Incorporation, Bylaws or other governing instruments of any CommerceSouth Company or restrict or impair the ability of the Surviving Corporation to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CommerceSouth Company that may be acquired or controlled by it.

5.20 State Takeover Laws. Each CommerceSouth Company has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable A moratorium,@ A control share,@ A fair price,@ A business combination,@ or other anti-takeover laws and regulations (collectively, A Takeover Laws@ ), if any.

5.21 Disclosure Memorandum. On or before the date hereof, CommerceSouth has delivered to BancTrust the CommerceSouth Disclosure Memorandum setting forth, among other things, exceptions to any and all of its representations and warranties in Article Five. While CommerceSouth has used its reasonable best efforts to identify in the Disclosure Memorandum the particular representation or warranty to which each such disclosure or exception relates, each such disclosure or exception shall be deemed disclosed for purposes of all representations and warranties in Article Five and the Disclosure Memorandum. The mere inclusion of an exception in the Disclosure Memorandum shall not be deemed an admission by CommerceSouth that such exception represents a matter that is Material for purposes of this Agreement.

5.22 Reports. Since January 1, 1999, or the date of organization if later, each CommerceSouth Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CommerceSouth). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing, each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE SIX

REPRESENTATIONS AND WARRANTIES OF BANCTRUST

BancTrust hereby represents and warrants to CommerceSouth as follows:

6.1 Organization, Standing, and Power. BancTrust is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Material Assets. BancTrust is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed and in which the failure to be so qualified or licensed would be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect on BancTrust.

6.2 Authority; No Breach By Agreement.

(a) BancTrust has the corporate power and authority necessary to execute, deliver and, subject to Article Nine hereof, perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BancTrust, subject to the approval of this Agreement by the holders of BancTrust Common Stock in accordance with the ABCA. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of BancTrust, enforceable against BancTrust in accordance with its terms (except in all cases as such enforceability may be limited by Creditors= Laws and Equitable Discretion).

(b) Neither the execution and delivery of this Agreement by BancTrust, nor the consummation by BancTrust of the transactions contemplated hereby, nor compliance by BancTrust with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any BancTrust Company under, any Contract or Permit of any BancTrust Company, where any failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancTrust, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any BancTrust Company or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancTrust, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by BancTrust of the Merger and the other transactions contemplated in this Agreement.

6.3 Reports. Since January 1, 1999, or the date of organization if later, each BancTrust Company has, except as Previously Disclosed, timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancTrust). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of its respective date, or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing, each such report and document did not, in all Material respects, contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.4 Capital Stock.

(a) The authorized capital stock of BancTrust consists of (A) 20,000,000 shares of Common Stock, $.01 par value per share, of which 8,740,907 shares (not counting additional shares subject to issue pursuant to stock option and other plans) are validly issued and outstanding, fully paid and nonassessable, and (B) 500,000 shares of Preferred stock, no par value per share, none of which are issued and outstanding. Shares of BancTrust Common Stock are not subject to preemptive rights. The shares of BancTrust Common Stock to be issued in the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable.

(b) The authorized capital stock of each Subsidiary of BancTrust is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancTrust.

6.5 Financial Statements. BancTrust has delivered or made available to CommerceSouth prior to the execution of this Agreement copies of all BancTrust Financial Statements for periods ended March 31, 2003 and December 31, 2002 and will deliver or make available to CommerceSouth copies of all BancTrust Financial Statements prepared subsequent to the date hereof. The BancTrust Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the BancTrust Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the BancTrust Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the BancTrust Companies for the periods indicated, all in accordance with GAAP. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancTrust for the three months ended March 31, 2003 and subsequent unaudited interim financial statements, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

6.6 Absence of Undisclosed Liabilities. No BancTrust Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancTrust, except Liabilities which are accrued or reserved against in the consolidated balance sheets of BancTrust as of March 31, 2003, included in the BancTrust Financial Statements or reflected in the notes thereto. No BancTrust Company has incurred or paid any Liability since March 31, 2003, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancTrust.

6.7 Absence of Material Adverse Change. Since the date of the most recent balance sheet provided under Section 6.5 above, (i) there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancTrust, (ii) no BancTrust Company has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of BancTrust provided in Article Seven of this Agreement, and (iii) the BancTrust Companies have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

6.8 Subsidiaries. Each Subsidiary of BancTrust has been duly incorporated and is validly existing as a corporation or association in good standing under the Laws of the jurisdiction of its incorporation, and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon BancTrust and its Subsidiaries considered as one enterprise; each of the banking Subsidiaries of BancTrust has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancTrust are permitted to subsidiaries of registered bank holding companies.

6.9 Legal Proceedings. Except as disclosed in BancTrust= s filings with the SEC, there is no litigation instituted or pending, or to BancTrust= s Knowledge, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any BancTrust Company, or against any Material Asset, interest, or right of any BancTrust Company, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancTrust, nor are there any orders of any Regulatory Authorities, other governmental agencies, or arbitrators outstanding against any BancTrust Company that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancTrust.

6.10 Statements True and Correct. No statement of any BancTrust Company or certificate of any BancTrust Company to CommerceSouth pursuant to this Agreement contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any BancTrust Company for inclusion in the Registration Statement to be filed by BancTrust with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be mailed to CommerceSouth= s shareholders or BancTrust's shareholders in connection with the Shareholders= Meetings, and any other documents to be filed by BancTrust with the SEC, or any other Regulatory Authority in connection with the transactions contemplated hereby will, at the respective time such documents are filed and with respect to the Proxy Statement, when first mailed to the Shareholders of CommerceSouth, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders= Meetings. All documents that BancTrust is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

6.11 Environmental Matters.

(a) BancTrust, its Participation Facilities, and, to its Knowledge, its Loan Properties, are, and have at all times been, in Material compliance with all Environmental Laws, except as Previously Disclosed and except where instances of noncompliance, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect on BancTrust.

(b) There is, to BancTrust's Knowledge, no Litigation pending or threatened before any court, governmental agency or authority or other forum in which BancTrust or any of its Participation Facilities have been or may be named as a defendant (i) for alleged non-compliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by BancTrust or any of its Participation Facilities.

(c) There is, to BancTrust's Knowledge, no Litigation pending or threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or BancTrust in respect to such Loan Property) have been or may be named as a defendant or potentially responsible party (i) for alleged non-compliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a Loan Property.

(d) To BancTrust's Knowledge, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c).

(e) Except as Previously Disclosed, during the period of (i) BancTrust= s ownership or operation of any of its current properties, (ii) BancTrust's participation in the management of any Participation Facility, or (iii) BancTrust= s holding of a security interest in a Loan Property, there have been, to BancTrust's Knowledge with respect to (ii) and (iii), no releases of Hazardous Material in, on, under or affecting such properties. Except as Previously Disclosed, prior to the period of (i) BancTrust's ownership or operation of any of its current properties, (ii) BancTrust= s participation in the management of any Participation Facility, or (iii) BancTrust's holding of a security interest in a Loan Property, there were, to BancTrust= s Knowledge, no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Property. It is acknowledged by the Parties that BancTrust has made no additional inquiry in regard to the matters reflected in this Section 6.11 as to its Loan Properties for the purpose of making the representations and warranties contained herein.

6.12 Tax and Regulatory Matters. BancTrust has not taken any action, and BancTrust has no Knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

6.13 Form S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancTrust and the Registration Statement.

6.14 Defined Benefit Plan Funding. BancTrust's "Retirement Plan for Employees of BancTrust," which is a defined benefit pension plan that has been closed to new participants, does not have any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Such plan does not have an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a material adverse effect on BancTrust.

6.15 Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the BancTrust Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2002, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time. All Tax returns filed are complete and accurate in all Material respects. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the BancTrust Financial Statements delivered prior to the date of this Agreement or as Previously Disclosed. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the BancTrust Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the BancTrust Companies for the period or periods through and including the date of the respective BancTrust Financial Statements has been made and is reflected on such BancTrust Financial Statements.

(d) Deferred Taxes of the BancTrust Companies have been provided for in accordance with GAAP.

(e) BancTrust is in compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with applicable information reporting and Tax Withholding Requirements under federal, state and local Tax Laws in all Material respects, and such records identify the accounts subject to backup withholding under ' 3406 of the Internal Revenue Code.

(f) None of the BancTrust Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

6.16 Assets. Except as Previously Disclosed or as disclosed or reserved against in the BancTrust Financial Statements and to BancTrust's knowledge, the BancTrust Companies have good and indefeasible title, free and clear of all Liens, to all of their respective Assets that are Material to the business of the BancTrust Companies. All material tangible properties used in the businesses of the BancTrust Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with BancTrust's past practices. All Assets which are Material to BancTrust's business on a consolidated basis, held under leases or subleases by any of the BancTrust Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by Creditor= s Laws and Equitable Discretion), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the BancTrust Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the BancTrust Companies is a named insured are reasonably sufficient. The Assets of the BancTrust Companies include all assets required to operate the business of the BancTrust Companies as presently conducted.

6.17 Compliance with Laws. BancTrust is duly registered as a bank holding company under the BHC Act. Each BancTrust Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as Previously Disclosed, none of the BancTrust Companies:

(a) Is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business which would be likely to have, individually or in the aggregate, a Material Adverse Effect on BancTrust; or

(b) Has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any BancTrust Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (ii) threatening to revoke any Permits or (iii) requiring any BancTrust Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

ARTICLE SEVEN

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1 Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) preserve intact its business organizations, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (b) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c) of this Agreement, or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any BancTrust Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of BancTrust, desirable in the conduct of the business of BancTrust and its Subsidiaries.

7.2 Negative Covenants of CommerceSouth. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, CommerceSouth covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of BancTrust, which consent shall not be unreasonably withheld:

(a) amend the Certificate or Articles of Incorporation, Bylaws or other governing instruments of any CommerceSouth Company; or

(b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a CommerceSouth Company to another CommerceSouth Company) except in the ordinary course of the business of CommerceSouth Subsidiaries consistent with past practices (which shall include, for CommerceSouth Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by any CommerceSouth Company of any Lien or permit any such Lien to exist; or

(c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any CommerceSouth Company, or declare or pay any dividend or make any other distribution in respect of CommerceSouth's capital stock, except that CommerceSouth may, without the need for obtaining such consent, continue to pay a quarterly cash dividend not to exceed $.055 per share. Notwithstanding the foregoing, any Subsidiary of CommerceSouth may pay dividends to CommerceSouth in such amounts as necessary to pay CommerceSouth's regular quarterly cash dividend as permitted above and to pay expenses or other costs incurred by CommerceSouth in the ordinary course of business or as a result of the transactions contemplated by this Agreement; or

(d) except for this Agreement and except in connection with the exercise of currently outstanding stock options, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of CommerceSouth Common Stock or any other capital stock of any CommerceSouth Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

(e) adjust, split, combine or reclassify any capital stock of any CommerceSouth Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of its capital stock or, except with respect to a possible sale of Credit Plan, Inc., sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any CommerceSouth Subsidiary (unless any such shares of stock are sold or otherwise transferred to another CommerceSouth Company) or any Asset other than in the ordinary course of business for full and adequate consideration; or

(f) acquire any direct or indirect equity interest in any Person, other than in connection with (i) foreclosures in the ordinary course of business, and (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(g) grant any increase in compensation or benefits to the employees or officers of any CommerceSouth Company, except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any CommerceSouth Company; grant any Material increase in fees or other increases in compensation or other benefits to directors of any CommerceSouth Company except in accordance with past practice Previously Disclosed; or

(h) enter into or amend any employment Contract between any CommerceSouth Company and any Person (unless such amendment is required by Law) that the CommerceSouth Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(i) adopt any new employee benefit plan of any CommerceSouth Company or make any Material change in or to any existing employee benefit plans of any CommerceSouth Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(j) make any change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any CommerceSouth Company for Material money damages or restrictions upon the operations of any CommerceSouth Company, or modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims;

(l) operate its business otherwise than in the ordinary course of business; or

(m) fail to file timely any report required to be filed by it with any Regulatory Authority.

7.3 Covenants of BancTrust. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, BancTrust covenants and agrees that it shall and shall cause each of its Subsidiaries to continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the BancTrust Common Stock and the business prospects of the BancTrust Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the BancTrust Companies= core businesses and goodwill with their respective employees and the communities they serve, and will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of CommerceSouth, which consent shall not be unreasonably withheld:

(a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

(b) take any action which would cause the BancTrust Common Stock to cease to be traded on the Nasdaq; or

(c) take any action which would Materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby; or

(d) take any action which would Materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; or

(e) amend the Articles of Incorporation or Bylaws of BancTrust, in each case, in any manner which is adverse to, and discriminates against, the holders of CommerceSouth Common Stock; or

(f) declare or pay any dividend or make any other distribution in respect of BancTrust's capital stock, except that BancTrust may, without the need for obtaining such consent, continue to pay a quarterly cash dividend not to exceed $.13.

7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

7.5 Reports. Each Party and its Subsidiaries shall deliver to the other Party copies of all reports with Regulatory Authorities promptly after the same are filed; provided, however, that if such reports are available to the other Party on the World Wide Web, then only notice of such filing, and not delivery of the report, shall be required.

ARTICLE EIGHT

ADDITIONAL AGREEMENTS

8.1 Registration Statement; Proxy Statement; Shareholder Approval; Indemnification. As soon as practicable after execution of this Agreement, BancTrust shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or Securities Laws in connection with the issuance of the shares of BancTrust Common Stock upon consummation of the Merger. CommerceSouth shall furnish all information concerning it and the holders of its capital stock as BancTrust may reasonably request in connection with such action. Each of BancTrust and CommerceSouth shall call their respective Shareholders= Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders= Meetings, (i) CommerceSouth and BancTrust shall prepare and file a Proxy Statement with the SEC and mail it to BancTrust's shareholders and CommerceSouth= s shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of each of CommerceSouth and BancTrust shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its shareholders the approval of this Agreement, and (iv) the Board of Directors and officers of each CommerceSouth and BancTrust shall use their reasonable efforts to obtain such shareholders= approval (subject to compliance with their fiduciary duties as advised by counsel).

8.2 Exchange Listing. BancTrust shall use its reasonable efforts to ensure that the BancTrust Common Stock to be issued in connection with the Merger is quoted on the Nasdaq Small Cap Stock Market. CommerceSouth shall take all necessary actions, and BancTrust shall provide reasonable cooperation in connection with same, in order to effect the delisting of CommerceSouth Common Stock from the Nasdaq Small Cap Stock Market effective contemporaneously with the Effective Time.

8.3 Applications. BancTrust shall promptly prepare and file, and CommerceSouth shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Prior to filing, BancTrust will submit drafts of any such applications to CommerceSouth for its review.

8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, BancTrust shall execute and file the Articles of Merger with the Secretary of State of the State of Alabama and the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

8.6 Investigation and Confidentiality.

(a) Prior to the Effective Time, CommerceSouth will keep BancTrust advised of all Material developments relevant to its business and to consummation of the Merger and shall permit BancTrust to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of its financial and legal conditions as BancTrust reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No such investigation shall affect the representations and warranties of CommerceSouth.

(b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation or otherwise and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

8.7 Press Releases. Prior to the Effective Time, CommerceSouth and BancTrust shall consult with each other as to the form and substance of any press release or other public disclosure Materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law, and provided, further, that prior to making such disclosure such Party making the disclosure shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

8.8 Certain Actions.

(a) Except with respect to this Agreement and the transactions contemplated hereby, no CommerceSouth Company or any Affiliate thereof or any investment banker, attorney, accountant or other representative retained by any CommerceSouth Company (collectively, "CommerceSouth Representatives") shall directly or indirectly initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries with respect to, or the making of, any Acquisition Proposal by any Person. No CommerceSouth Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but CommerceSouth or its directors may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its or their fiduciary or legal obligations. CommerceSouth shall promptly notify BancTrust orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. CommerceSouth shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all CommerceSouth Representatives not to engage in any of the foregoing.

(b) BancTrust shall promptly notify CommerceSouth orally and in writing in the event that it receives any inquiry or proposal relating to an Acquisition Proposal with respect to the acquisition of BancTrust; provided that, if requested by BancTrust, CommerceSouth shall keep the information furnished pursuant to this Section 8.8(b) confidential until such Acquisition Proposal is made public by BancTrust or another party thereto.

8.9 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

8.10 State Takeover Laws. Each CommerceSouth Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any purportedly applicable Takeover Laws.

8.11 Charter Provisions.

(a) Each CommerceSouth Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Certificate or Articles of Incorporation, Bylaws or other governing instruments of any CommerceSouth Company or restrict or impair the ability of BancTrust to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CommerceSouth Company that may be acquired or controlled by it.

(b) Each BancTrust Company shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any BancTrust Company or restrict or impair the ability of any CommerceSouth shareholder to vote, or otherwise exercise the rights of a shareholder with respect to, shares of BancTrust Common Stock that may be acquired or controlled by it.

8.12 Agreement of Affiliates. CommerceSouth has Previously Disclosed to BancTrust each Person who it reasonably believes may be deemed an A affiliate@ for purposes of Rule 145 under the 1933 Act. CommerceSouth shall use its reasonable best efforts to cause each such Person to deliver to BancTrust not later than thirty (30) days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 3, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of CommerceSouth Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of BancTrust Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Shares of BancTrust Common Stock issued to such affiliates of CommerceSouth in exchange for shares of CommerceSouth Common Stock (and shares of BancTrust Common Stock held by persons who are "affiliates" of BancTrust) shall not be transferable regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and BancTrust shall be entitled to place restrictive legends upon certificates for shares of BancTrust Common Stock issued to affiliates of CommerceSouth pursuant to this Agreement to enforce the provisions of this Section 8.12) except as provided herein. BancTrust shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of BancTrust Common Stock by such affiliates.

8.13 Compensation and Employee Benefits.

(a) General. Following the Effective Time, BancTrust shall provide generally to officers and employees of the CommerceSouth Companies, who at or after the Effective Time become employees of a BancTrust Company (A Continuing Employees@ ), employee benefits under the employee benefit plans and programs maintained for employees of the BancTrust Companies ("BancTrust Benefit Plans") (other than stock option or other plans involving the potential issuance of BancTrust Common Stock, which shall be solely at BancTrust= s discretion, and any defined benefit pension plans, which have been closed to new participants), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the BancTrust Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such BancTrust Benefit Plans, each Continuing Employee will be entitled to credit for prior service with any CommerceSouth Company. BancTrust shall cause the BancTrust welfare benefit plans to cover the Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for pre-existing conditions or insurability, and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the Continuing Employees under CommerceSouth= s welfare benefit plans to be credited to such Continuing Employees under BancTrust= s welfare benefit plans, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by the Continuing Employees under BancTrust welfare benefit plans. The continued coverage of the Continuing Employees under the employee benefit plans maintained by CommerceSouth and/or any CommerceSouth Subsidiary immediately prior to the Effective Time during a transition period shall be deemed to provide the Continuing Employees with benefits that are no less favorable than those offered to other employees of BancTrust and its Subsidiaries, provided that after the Effective Time there is no Material reduction (determined on an overall basis) in the benefits provided under the CommerceSouth Employee Benefit Plans. BancTrust shall honor and also shall cause CommerceSouth and its Subsidiaries to honor all employment, severance, consulting and other compensation Contracts Previously Disclosed by CommerceSouth between any CommerceSouth Company and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the CommerceSouth Benefit Plans.

(b) Eufaula Bancorp, Inc. Retirement Plan. The Surviving Corporation intends to terminate the Eufaula Bancorp, Inc. Retirement Plan and allow its eligible participants to participate in the BancTrust Financial Group, Inc. Employee Savings and Profit Sharing Plan. In connection therewith, CommerceSouth shall take all actions reasonably requested by BancTrust (any of which actions may be taken subject to the effectiveness of the Merger) and not inconsistent with CommerceSouth's obligations under ERISA, to terminate the Eufaula Bancorp, Inc. Retirement Plan and to properly unwind the Employee Stock Ownership Plan feature of said plan (the "ESOP"), including, if requested, redemption of all or a portion of the unallocated shares of CommerceSouth Common Stock held in the suspense account of the ESOP and payment of the ESOP's loan with the proceeds of said redemption. CommerceSouth shall be permitted to make a contribution to the Eufaula Bancorp, Inc. Retirement Plan for 2003 if it chooses.

(c) Stock Options. No later than the Effective Time, each then outstanding option to purchase any shares of capital stock of CommerceSouth, whether issued under CommerceSouth's 1994 Stock Option Plan, 1999 Stock Option Plan, 2001 Senior Executive Performance Enhancement Plan, or otherwise, and not already canceled or relinquished pursuant to Section 8.13(d) below (in each case a "CommerceSouth Stock Option"), whether or not then exercisable, shall be canceled by CommerceSouth. CommerceSouth shall take all actions necessary and appropriate to effect such cancellation, including, obtaining the consent or agreement of all necessary parties. CommerceSouth shall also take all actions necessary and appropriate so that all stock option or other equity based plans maintained by CommerceSouth with respect to shares of CommerceSouth Common Stock, including, without limitations, such plans as are listed in the CommerceSouth Disclosure Memorandum ("CommerceSouth Option Plans"), shall terminate as of the Effective Time and the provisions in any other benefit plan providing for the issuance, transfer or grant of any Capital Stock of CommerceSouth or any interest in respect of any Capital Stock of CommerceSouth shall be deleted as of the Effective Time, and CommerceSouth shall use its best efforts to ensure that following the Effective Time no holder of a CommerceSouth Stock Option or any participant in any CommerceSouth Option Plan shall have any right thereunder to acquire any Capital Stock of CommerceSouth or of BancTrust, as the surviving corporation. Prior to the Effective Time, CommerceSouth shall (i) obtain all necessary consents from, and provide (in a form acceptable to BancTrust) any required notices to, holders of CommerceSouth Stock Options and (ii) amend the terms of any applicable CommerceSouth Option Plan, in each case as is necessary to give effect to the provisions of this Section 8.13(c).

(d) Bonus Pool Options and New BancTrust Options.

(i) Certain CommerceSouth employees are participants in CommerceSouth's 2001 Senior Executive Performance Enhancement Plan, which has to date issued no shares pursuant to options, but pursuant to which the participants expect to receive shares pursuant to options to purchase CommerceSouth Common Stock. CommerceSouth shall use its best efforts to obtain the relinquishment by all participants in said Plan to any options or rights to the issuance of options pursuant to said Plan and to effect the termination of said Plan, and the receipt of said relinquishments and the termination of said Plan shall be a condition to BancTrust's obligation to consummate the Merger. All of the foregoing agreements and relinquishments may be made subject to the consummation of the Merger, provided that no options under said plan may be issued or exercised between the date of this Agreement and the Effective Time.

(ii) Promptly following the Effective Time, BancTrust will issue incentive stock options pursuant to its 2001 Incentive Compensation Plan to purchase a total of 40,000 shares of BancTrust Common Stock to the participants, other than Greg Faison, in CommerceSouth's 2001 Senior Executive Performance Enhancement Plan, with such options to be allocated as determined by CommerceSouth.

Said options are not intended to be of equivalent value to, or to serve as replacement options, for the anticipated options being relinquished and/or cancelled under subparagraph (a) hereinabove, but are an attempt to further align the interests of those officers and employees to whom options will be issued with those of the other shareholders of BancTrust and to accomplish the other purposes for which the BancTrust 2001 Incentive Compensation Plan was adopted.

8.14 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, BancTrust shall indemnify and hold harmless each present and former director and/or officer of CommerceSouth determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, settlements or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a "Claim"), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that CommerceSouth would have been permitted to indemnify such person under Delaware Law, CommerceSouth= s Certificate of Incorporation and Bylaws in effect on the date hereof.

(b) Any Indemnified Party wishing to claim indemnification under this Section 8.14 shall notify BancTrust within forty-five (45) days after the Indemnified Party's receipt of a notice of any Claim, but the failure to so notify shall not relieve BancTrust of any Liability it may have to such Indemnified Party, unless such failure Materially prejudices BancTrust. In the event of any claim (whether arising before or after the Effective Time), (i) BancTrust shall have the right to assume the defense thereof, and BancTrust shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancTrust elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between BancTrust and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancTrust shall pay the reasonable fees and expense of such counsel for the Indemnified Parties promptly after statements therefor are received; provided, however, that BancTrust shall be obligated pursuant to this paragraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties will present such counsel with a conflict of interest, (iii) the Indemnified Parties will cooperate in the defense of any such matter, and (iv) BancTrust shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld. If such indemnity with respect to any Indemnified Party is unenforceable against BancTrust, then BancTrust and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c) BancTrust shall purchase or cause to be purchased such "tail" or extended reporting period insurance coverage as it deems advisable to insure the obligations for which it is providing indemnification hereunder, which coverage shall be in an amount and for a term deemed appropriate by BancTrust.

(d) If BancTrust or any of its successors and assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of BancTrust and its Subsidiaries shall assume the obligations set forth in this section.

(e) The provisions of this Section 8.14 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party's heirs and representatives.

ARTICLE NINE

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.5 of this Agreement:

(a) Shareholder Approval. The shareholders of each of CommerceSouth and BancTrust shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law and by the provisions of any of its governing instruments.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of assets) which in the reasonable judgment of the Board of Directors of either Party would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

(d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

(e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of BancTrust Common Stock issuable pursuant to the Merger shall have been received.

(f) Tax Matters. CommerceSouth and BancTrust shall have received a written opinion of counsel from Hand Arendall, L.L.C., in form reasonably satisfactory to them (the "Tax Opinion"), to the effect that, assuming that holders of a substantial number of CommerceSouth shares do not dissent from the Merger, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of CommerceSouth Common Stock for BancTrust Common Stock will not give rise to gain or loss to the shareholders of CommerceSouth with respect to such exchange (except to the extent of any cash received), and (iii) neither CommerceSouth nor BancTrust will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, Hand Arendall, L.L.C. shall be entitled to rely upon representations of officers of CommerceSouth and BancTrust reasonably satisfactory in form and substance to such counsel.

9.2 Conditions to Obligations of BancTrust. The obligations of BancTrust to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by BancTrust pursuant to Section 11.5(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of CommerceSouth set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of CommerceSouth to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all respects.

(c) Certificates and Other Matters. CommerceSouth shall have delivered to BancTrust (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by CommerceSouth's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as BancTrust and its counsel shall request. There shall have been furnished to such counsel for BancTrust certified copies of such corporate records of CommerceSouth and copies of such other documents as such counsel may reasonably have requested for such purpose. All documents required to be executed and delivered by CommerceSouth as provided in this Agreement shall have been so executed and delivered.

(d) Opinion of Counsel. CommerceSouth shall have delivered to BancTrust an opinion of Balch & Bingham, LLP, counsel to CommerceSouth, dated as of the Closing, in substantially the form of Exhibit 4 hereto.

(e) Affiliate Agreements. BancTrust shall have received agreements in the form of Exhibit 3 from all of CommerceSouth= s affiliates listed in the CommerceSouth Disclosure Memorandum.

(f) Fairness Opinion. BancTrust shall have received from Alex Sheshunoff & Co. Investment Banking LP prior to the mailing of the Proxy Statement a letter setting forth its opinion that the Exchange Ratio is fair to the shareholders of BancTrust from a financial point of view, and such opinion shall not have been withdrawn as of the Effective Time.

(g) Trust Preferred Securities Issuance. BancTrust shall have successfully completed an offering of at least $35,000,000 of trust preferred securities at an effective cost of funds no less favorable than the market conditions as of the date hereof for similar transactions for well-capitalized community banking institutions, provided that if BancTrust terminates the Agreement pursuant to this condition, BancTrust shall pay the reasonable expenses of CommerceSouth incurred in connection with this Agreement, as defined in Section 10.4 and not to exceed $400,000.

9.3 Conditions to Obligations of CommerceSouth. The obligations of CommerceSouth to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CommerceSouth pursuant to Section 11.5(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of BancTrust set forth or referred to in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time.

(b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of BancTrust to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all respects.

(c) Certificates and Other Matters. BancTrust shall have delivered to CommerceSouth (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by BancTrust's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CommerceSouth and its counsel shall request. There shall have been furnished to such counsel for BancTrust certified copies of such corporate records of CommerceSouth and copies of such other documents as such counsel may reasonably have requested for such purpose. All documents required to be executed and delivered by CommerceSouth as provided in this Agreement shall have been so executed and delivered.

(d) Opinion of Counsel. BancTrust shall have delivered to CommerceSouth an opinion of Hand Arendall, L.L.C., counsel to BancTrust, dated as of the Effective Time, in substantially the form of Exhibit 5 hereto.

(e) Exchange Listing. The shares of BancTrust Common Stock issuable pursuant to the Merger shall have been approved, subject to official notice of issuance, for listing on the Nasdaq Small Cap Stock Market.

(f) Fairness Opinion. CommerceSouth shall have received from T. Stephen Johnson & Associates prior to the mailing of the Proxy Statement a letter setting forth its opinion that the Exchange Ratio is fair to the shareholders of CommerceSouth from a financial point of view, and such opinion shall not have been withdrawn as of the Effective Time.

ARTICLE TEN

TERMINATION

10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of CommerceSouth, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) By mutual consent of the Board of Directors of BancTrust and the Board of Directors of CommerceSouth; or

(b) By the Board of Directors of either Party in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c) By the Board of Directors of either Party in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of either CommerceSouth or BancTrust fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the ABCA or DGCL, as applicable, at the applicable Shareholders= Meeting where the transactions were presented to such shareholders for approval and voted upon; or

(e) By the Board of Directors of either party in the event the Market Price is less than $13.00 per share or more than $18.00 and the Parties are unable to agree on an alternate Exchange Ratio within thirty (30) days of notice of the exercise of the right of renegotiation given by a Party, provided that the Parties agree to negotiate in good faith in an attempt to agree on an alternative Exchange Ratio; or

(f) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by February 28, 2004, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(f); or

(g) By the Board of Directors of either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(f) of this Agreement.

10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 10.4 and Article Eleven and Section 8.6(b) of this Agreement shall survive any such termination and abandonment.

10.3 Termination of Representations and Covenants. All representations and warranties provided in Articles 5 and 6 of this Agreement or in any closing certificate pursuant to Articles 8 and 9 shall terminate and be extinguished at and shall not survive the Effective Time. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Time shall survive such Effective Time and be binding upon such Party. Items disclosed in the Exhibits and items and matters Previously Disclosed are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate.

10.4 Termination Fee. If BancTrust or CommerceSouth terminates the Merger Agreement pursuant to Sections 10.1(b) or 10.1(c), hereinabove, or fails to consummate the Merger in accordance with this Agreement, other than pursuant to Sections 10.1(a), (d), (e), (f) or (g), then the Party whose breach gave rise to such right of termination or who has failed to consummate the Merger shall pay to the other Party $500,000 plus such Party's reasonable expenses incurred in connection with this Agreement, such expenses not to exceed $400,000, as liquidated damages for said breach. BancTrust and CommerceSouth each acknowledge that $500,000 plus reasonable expenses is a sum reasonably contemplated to compensate either Party in the event of a breach by the other Party or a termination without cause by the other Party and is not punitive in nature. No other claim for damages for breach of this Agreement shall be made. Reasonable expenses incurred in connection with this Agreement for purposes of this Section 10.4 shall mean any and all reasonable expenses incurred from and after January 1, 2003, related to the negotiation, drafting, execution, delivery and performance of the letter of intent between BancTrust and CommerceSouth, this Agreement and the relevant Party's due diligence investigation of the other, including, but not limited to legal fees and expenses, accounting fees and expenses, investment banking and financial advisor fees and expenses, travel and lodging expenses, filing fees, printing fees and expenses, postage and other mailing expenses and copying expenses.

ARTICLE ELEVEN

MISCELLANEOUS

11.1 Expenses. Each of the parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder. It is agreed and understood that work done by BancTrust and/or its attorneys and advisors to prepare and file the Registration Statement and print the Prospectus shall not be deemed to be done on behalf of CommerceSouth, and the costs and expenses therefor shall not be the responsibility of CommerceSouth.

11.2 Brokers and Finders. Except for fees incurred for the services of Alex Sheshunoff & Co. Investment Banking LP and T. Stephen Johnson & Associates, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by CommerceSouth or BancTrust, each of CommerceSouth and BancTrust, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

11.3 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Except for Sections 8.13 and 8.14, nothing in this Agreement is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

11.4 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of CommerceSouth Common Stock, there shall be made no amendment that pursuant to the DGCL requires further approval by the CommerceSouth shareholders without the further approval of the CommerceSouth shareholders; and further provided that after approval of this Agreement by the holders of BancTrust Common Stock, there shall be made no amendment that pursuant to the ABCA requires further approval by the BancTrust shareholders without the further approval of the BancTrust shareholders.

11.5 Waivers.

(a) Prior to or at the Effective Time, BancTrust, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CommerceSouth, to waive or extend the time for the compliance or fulfillment by CommerceSouth of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of BancTrust under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of BancTrust.

(b) Prior to or at the Effective Time, CommerceSouth, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by BancTrust, to waive or extend the time for the compliance or fulfillment by BancTrust of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CommerceSouth under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by the chief executive officer of CommerceSouth.

(c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach or any other term of this Agreement.

11.6 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

CommerceSouth:	CommerceSouth, Inc.
224 East Broad Street
Eufaula, Alabama 36027
Telephone Number: 334-687-3581
Facsimile Number: 334-616-0799

Attention: Greg B. Faison, President
Copy to Counsel:	Balch & Bingham LLP
The Winter Building, 2 Dexter Avenue
P. O. Box 78
Montgomery, Alabama 36104
Telephone Number: 334-834-6500
Facsimile Number: 334-269-3115

Attention: Michael D. Waters

BancTrust:	BancTrust Financial Group, Inc.
100 St. Joseph Street
P. O. Box 3067 (36652)
Mobile, Alabama 36602
Telephone Number: (251) 431-7800
Facsimile Number: (251) 431-7851

Attention: W. Bibb Lamar, Jr., President

Copy to Counsel:	Hand Arendall, L.L.C.
3000 AmSouth Bank Building
P. O. Box 123 (36601)
107 St. Francis Street
Mobile, Alabama 36602
Telephone Number: (251) 432-5511
Facsimile Number: (251) 694-6375

Attention: Brooks P. Milling

11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Alabama, without regard to any applicable conflicts of Laws.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

11.11 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

11.12 Intentionally Omitted.

11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.14 Attorneys' Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including reasonable fees, disbursements and expenses of attorneys and costs of investigation).

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.

ATTEST:	COMMERCESOUTH, INC.
/s/Carol J. Higdon	By:/s/Greg B. Faison
Administrative Officer	Greg B. Faison, President

[CORPORATE SEAL]

ATTEST:	BANCTRUST FINANCIAL GROUP, INC.
/s/F. Michael Johnson	By:/s/W. Bibb Lamar, Jr.
Secretary	W. Bibb Lamar, Jr., President

[CORPORATE SEAL]

LIST OF EXHIBITS
Exhibit Number	Description

1.	Form of Support Agreement (Preamble).
2.	Form of Agreement With Respect to Option Stock (Section 3.1(c)).
3.	Form of Agreement with Affiliates of CommerceSouth. (Section 8.10).
4.	Form of Opinion of Counsel for CommerceSouth. (Section 9.2(d)).
5.	Form of Opinion of Counsel for BancTrust. (Section 9.3(d)).

Exhibit 1

SUPPORT AGREEMENT

July ____, 2003

BancTrust Financial Group, Inc.

100 St. Joseph Street

Mobile, Alabama 36602

Gentlemen:

The undersigned is a director of CommerceSouth, Inc. (A CommerceSouth") and is the beneficial holder of shares of common stock of CommerceSouth (A CommerceSouth Common Stock@ ).

CommerceSouth and BancTrust Financial Group, Inc. ("BancTrust") are considering the execution of an Agreement and Plan of Merger (A Agreement@ ) contemplating that CommerceSouth will merge with and into BancTrust (the A Merger@ ), pursuant to which each of the issued and outstanding shares of CommerceSouth Common Stock shall automatically by operation of law be converted into the right to receive cash and, in most cases, a number of shares of common stock of BancTrust as set forth in the Agreement. BancTrust shall survive the Merger. BancTrust has required the execution and delivery of this letter agreement ("letter agreement") as a condition to its execution and delivery of the Agreement. In consideration of the substantial expenses that BancTrust will incur in connection with the transactions contemplated by the Agreement and in order to induce BancTrust to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of CommerceSouth and not in his or her capacity as a director of CommerceSouth (in which capacity as a director his fiduciary duties shall apply), as follows:

    The undersigned, while this letter agreement is in effect, shall vote or cause to be voted all of the shares of CommerceSouth Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, at the meeting of CommerceSouth= s shareholders to be called and held following the date hereof, for the approval of the Agreement and the Merger.

    The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, BancTrust shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

    The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of CommerceSouth and shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director of CommerceSouth.

    This letter agreement shall automatically terminate upon termination of the Agreement in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this letter agreement as of the date first above written.

Very truly yours,

__________________________________________
Signature

_________________________________________
Name (please print)

Accepted and agreed to as of
the date first above written:

BANCTRUST FINANCIAL GROUP, INC.

By: ______________________________________
Its ___________________________________

Exhibit 2

AGREEMENT WITH RESPECT TO OPTION STOCK

BancTrust Financial Group, Inc.

100 St. Joseph Street

Mobile, Alabama 36602

Attention: W. Bibb Lamar, Jr.

President

Gentlemen:

The undersigned is an [officer/employee] of CommerceSouth, Inc. ("CommerceSouth"), and is a participant in CommerceSouth's 1994 Stock Option Plan (the "1994 Plan"). The undersigned holds non-qualified options issued under the 1994 Plan (the "NQ Options") to purchase ___________ shares of CommerceSouth Common Stock. The shares resulting from the exercise of the NQ Options are referred to herein as the "NQO Shares."

This letter agreement is being delivered as contemplated in Section 3.1(c) of that certain Agreement and Plan of Merger dated as of July 23, 2003 (the "Agreement"), by and between CommerceSouth and BancTrust Financial Group, Inc. ("BancTrust"), contemplating that CommerceSouth will merge with and into BancTrust (the "Merger"), pursuant to which each of the issued and outstanding shares of CommerceSouth Common South shall automatically by operation of law be converted into the right to receive cash and, in most cases, a number of shares of common stock of BancTrust as set forth in the Agreement.

The execution of the Agreement is subject, among other things, in the case of BancTrust, to the execution and delivery by the undersigned of this letter agreement ("letter agreement"). In consideration of the substantial expenses that BancTrust will incur in connection with the transactions contemplated by the Agreement and in order to induce BancTrust to execute the Agreement and to proceed to incur such expenses, the undersigned agrees, assuming the Merger is consummated, to accept as consideration for the NQO Shares, and no other stock, cash as provided in Section 3.1(c) of the Agreement, instead of a combination of cash and BancTrust Common Stock.

The undersigned acknowledges that any NQ Options not validly exercised by him/her prior to the Effective Time of the Merger will be cancelled by CommerceSouth and will be of no further force or effect, and they will not be converted into options to purchase BancTrust Common Stock or into any other thing of value. The undersigned hereby consents to said cancellation.

This letter agreement shall automatically terminate upon termination of the Agreement in accordance with its terms.

IN WITNESS WHEREOF, the undersigned has executed this Letter Agreement as of the date first above written.

Very truly yours,

Signature: ____________________________

Print Name: __________________________

Address: _____________________________
_____________________________
_____________________________

AGREED TO AND ACCEPTED as of the
date first above written.

BANCTRUST FINANCIAL GROUP, INC.

By: __________________________________

As its: ____________________________

Exhibit 3

AFFILIATE AGREEMENT

BancTrust Financial Group, Inc.

100 St. Joseph Street

Mobile, Alabama 36602

Attention: W. Bibb Lamar, Jr.

President

Gentlemen:

The undersigned is a shareholder of CommerceSouth, Inc. ("CommerceSouth"), a Delaware corporation located in Eufaula, Alabama, and will become a shareholder of BancTrust Financial Group, Inc. ("BancTrust") pursuant to the transactions described in the Agreement and Plan of Merger, dated as of July 23, 2003, (the "Agreement"), by and between BancTrust and CommerceSouth. Under the terms of the Agreement, CommerceSouth will be merged with and into BancTrust (the "Merger"), and the shares of the common stock of CommerceSouth ("CommerceSouth Common Stock") will be converted into and exchanged for cash and, in most cases, shares of the common stock of BancTrust ("BancTrust Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and BancTrust regarding certain rights and obligations of the undersigned in connection with the shares of BancTrust to be received by the undersigned as a result of the Merger.

In consideration of the Merger and the mutual covenants contained herein, the undersigned and BancTrust hereby agree as follows:

1. Affiliate Status. The undersigned understands and agrees that as to CommerceSouth he or she may be deemed an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that he or she may be deemed to be such an "affiliate" at the time of the Merger. Notwithstanding the foregoing, the execution of this Agreement should not be construed as an admission by the undersigned that the undersigned is an A affiliate@ under rule 145(c), as defined in rule 405 promulgated under the 1933 Act or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of the Agreement.

2. Covenants and Warranties of Undersigned. The undersigned represents, warrants and agrees that:

(a) The BancTrust Common Stock received by the undersigned as a result of the Merger will be taken for his or her own account and not for others, directly or indirectly, in whole or in part.

(b) BancTrust has informed the undersigned that any distribution by the undersigned of BancTrust Common Stock has not been registered under the 1933 act and that shares of BancTrust Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that BancTrust is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of BancTrust Common Stock.

(c) The undersigned is aware that BancTrust intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as BancTrust for federal income tax purposes. The undersigned acknowledges that the Income Tax Regulations require "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. The undersigned has no prearrangement, plan or intention to sell or otherwise dispose of an amount of his or her BancTrust Common Stock to be received in the Merger which would cause the foregoing requirement not to be satisfied.

3. Restrictions on Transfer. The undersigned understands and agrees that stop transfer instructions with respect to the shares of BancTrust Common Stock received by the undersigned pursuant to the Merger will be given to BancTrust's Transfer Agent and that there will be placed on the certificates of such shares, or shares issued in substitution thereof, a legend stating in substance:

The shares represented by this certificate may not be sold, transferred or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of BancTrust Financial Group, Inc.) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of BancTrust Financial Group, Inc.) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for BancTrust Financial Group, Inc. that such sale or transfer is otherwise exempt from the registration requirements of such Act.

Such legend will also be placed on any certificate representing BancTrust securities issued subsequent to the original issuance of the BancTrust Common Stock pursuant to the Merger as a result of any stock dividend, stock split, or other recapitalization as long as the BancTrust Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable of the BancTrust Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), BancTrust, upon the request of the undersigned, will cause the certificates representing the shares of BancTrust Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by BancTrust of an opinion of its counsel to the effect that such legend may be removed.

4. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his or her ability to sell, transfer, or otherwise dispose of the shares of BancTrust Common Stock received by the undersigned, to the extent he or she believes necessary, with his or her counsel or counsel for CommerceSouth.

5. Filing of Reports by BancTrust. BancTrust agrees, for a period of two (2) years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of BancTrust Common Stock issued to the undersigned pursuant to the Merger.

6. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of BancTrust Common Stock received by him or her in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for BancTrust Common Stock together with such additional information as the transfer agent may reasonably request. If BancTrust's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), BancTrust shall cause such counsel to provide such opinions as may be necessary to BancTrust's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

7. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of BancTrust or becomes a director or officer of BancTrust upon consummation of the Merger, among other things, any sale of BancTrust common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

8. Miscellaneous. This Affiliate Agreement is the complete agreement between BancTrust and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Alabama.

This Affiliate Agreement is executed as of the day of _______________, 2003.

Very truly yours,

Signature: ____________________________

Print Name: __________________________

Address: _____________________________
_____________________________
_____________________________

AGREED TO AND ACCEPTED as of
______________________________, 2003

BANCTRUST FINANCIAL GROUP, INC.

By: __________________________________

As its: ____________________________

Exhibit 4

[LETTERHEAD OF BALCH & BINGHAM LLP]

, 2003

BancTrustFinancial Group, Inc.

100 St. Joseph Street

Mobile, Alabama 36602

Re: Merger of CommerceSouth, Inc. with and into BancTrust Financial Group, Inc.

Gentlemen:

We are counsel to CommerceSouth, Inc. ("CommerceSouth"), a corporation organized and existing under the laws of the State of Delaware, and have represented CommerceSouth in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of July 23, 2003 (the "Agreement"), by and between BancTrust Financial Group, Inc. ("BancTrust") and CommerceSouth.

This opinion is delivered pursuant to Section 9.2(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

In rendering this opinion, we have examined the corporate books and records of CommerceSouth and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of CommerceSouth as to certain questions of fact.

Based upon and subject to the foregoing, we are of the opinion that:

1. CommerceSouth is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged and to own the properties owned by it.

2. The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Certificate of Incorporation or Bylaws of CommerceSouth or, to our knowledge, result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, judgment or decree to which CommerceSouth is a party or by which CommerceSouth is bound.

3. In accordance with the Bylaws of CommerceSouth and pursuant to resolutions duly adopted by its Board of Directors and shareholders, the Agreement has been duly adopted and approved by the Board of Directors of CommerceSouth and by the shareholders of CommerceSouth at the Shareholders' Meeting.

4. The Agreement has been duly and validly executed and delivered by CommerceSouth.

5. The authorized capital stock of CommerceSouth consists of __________ shares of CommerceSouth Common Stock, of which _____________ shares were issued and outstanding as of ________________, 2003. The shares of CommerceSouth Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable. To our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating CommerceSouth to issue any equity securities or acquire any of its equity securities.

This opinion is delivered solely for reliance by BancTrust.

Sincerely,

Exhibit 5

[LETTERHEAD OF HAND ARENDALL, L.L.C.]

_______________, 2003

CommerceSouth, Inc.

224 East Broad Street

Eufaula, Alabama 36027

Re: Merger of CommerceSouth, Inc. with and into BancTrust Financial Group, Inc.

Gentlemen:

We are counsel to BancTrust Financial Group, Inc. ("BancTrust"), a corporation organized and existing under the laws of the State of Alabama, and have represented BancTrust in connection with the execution and delivery of the Agreement and Plan of Merger, dated as of July 23, 2003, (the "Agreement"), by and between CommerceSouth, Inc. ("CommerceSouth") and BancTrust.

This opinion is delivered pursuant to Section 9.3(d) of the Agreement. Capitalized terms used in this opinion shall have the meaning set forth in the Agreement.

In rendering this opinion, we have examined the corporate books and records of BancTrust, and made such other investigations as we have deemed necessary. We have relied upon certificates of public officials and officers of BancTrust as to certain questions of fact.

Based upon and subject to the foregoing, we are of the opinion that:

    BancTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama with full corporate power and authority to carry on the business in which it is engaged and to own the properties owned by it.

    The execution and delivery of the Agreement and compliance with its terms do not and will not violate or contravene any provision of the Articles of Incorporation or Bylaws of BancTrust or, to our knowledge but without any independent investigation, result in any conflict with, breach of, or default or acceleration under any mortgage, agreement, lease, indenture, or other instrument, order, arbitration award, judgment or decree to which BancTrust is a party or by which BancTrust is bound.

    In accordance with the Bylaws of BancTrust and pursuant to resolutions duly adopted by its Board of Directors and shareholders, the Agreement has been duly adopted and approved by the Board of Directors and shareholders of BancTrust.

    The Agreement has been duly and validly executed and delivered by BancTrust.

    The authorized capital stock of BancTrust consists of 20,000,000 shares of BancTrust Common Stock, of which ____________ shares were issued and outstanding as of ____________, 2003, and 500,000 shares of preferred stock, no par value, none of which is issued and outstanding. The shares of BancTrust Common Stock that are issued and outstanding were not issued in violation of any statutory preemptive rights of shareholders, were duly issued and are fully paid and nonassessable under the Alabama Business Corporation Act. The shares of BancTrust Common Stock to be issued to the shareholders of CommerceSouth as contemplated by the Agreement are duly authorized, have been registered under the Securities Act of 1933, as amended, and when properly issued and delivered following consummation of the Merger will be validly issued, fully paid and nonassessable.

This opinion is delivered solely for reliance by CommerceSouth.

Yours very truly,

HAND ARENDALL, L.L.C.

By:______________________________________